Exhibit 4.1

DEFINITIVE SHARE EXCHANGE AGREEMENT

This Definitive Share Exchange Agreement (“Agreement”), dated as of February 27, 2023, is among Bret International Holding Corp. (“BIHC”), a Panamanian company, Wenlor International Inc., the sole shareholder of BIHC (the “Shareholder”), Arma Services, Inc., a Nevada corporation (“ARMV”), Eric Nixon (“Nixon”), the chief executive officer of ARMV. Collectively, the Shareholder, BIHC, ARMV, and Nixon are the “Parties.”

The parties hereby enter into this Agreement, following which,

1.	ARMV will own 10,000 common shares of BIHC, representing all of the issued and outstanding equity of BIHC;

2.	the Shareholder will be issued 6,000,000 shares of ARMV, $0.001 par value per share (the “Common Stock”), representing 49% of ARMV’s outstanding shares of Common Stock (the “Share Exchange”), calculated post-issuance and in addition to the voting control shares currently held by the Shareholder; and

3.	BIHC will hold no common shares of ARMV, as the wholly-owned subsidiary of ARMV.

As a result of this Agreement, ARMV will be announcing this reverse merger. The “Super” 8-K, consolidated post-acquisition report will be the initial report following the Closing (as defined below).

RECITALS

WHEREAS, the Shareholder currently holds 10,000 common shares of BIHC, representing all of the equity of BIHC and is desirous of relinquishing all of its BIHC shares so that it is issued 6,000,000 shares of ARMV Common Stock of the 12,240,000 shares of ARMV Common Stock to be outstanding; this would represent 49% of ARMV’s issued and outstanding shares of Common Stock; and that BIHC would be a wholly-owned subsidiary of ARMV.

WHEREAS, the Shareholder and the Board of Directors of the BIHC are desirous of BIHC becoNixong a wholly-owned subsidiary of ARMV.

WHEREAS, ARMV and BIHC are desirous of ARMV acquiring 100% of the outstanding shares of BIHC, and issuing 6,000,000 shares of ARMV Common Stock in the process, making BIHC a wholly-owned subsidiary of ARMV, with the shares of ARMV Common Stock being issued pro-rata to the Shareholder.

WHEREAS, ARMV and BIHC are desirous of ARMV acquiring 100% of the outstanding shares of BIHC.

WHEREAS, the Board of Directors and Shareholder of ARMV and BIHC, respectively, have each agreed to Exchange and issue shares, as necessary to cause the forgoing results, upon the terms, and subject to the conditions, set forth in this Agreement.

WHEREAS, it is intended that, for federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, and be tax-free pursuant to Section 351(a) of the Code.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

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NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

INCORPORATION OF RECITALS BY REFERENCE. The Recitals are hereby incorporated herein by this reference, as if fully restated herein.

ARTICLE I

DEFINITIONS

I.1        Certain Definitions. The following terms shall, when used in this Agreement, have the following meanings:

“Acquisition” means the acquisition of any businesses, assets or property other than in the ordinary course, whether by way of the purchase of assets or stock, by ARMV acquiring all of the outstanding shares of BIHC pursuant to this Share Exchange Agreement from the Shareholder and the Shareholder relinquishing and exchanging her shares of BIHC to ARMV.

“Affiliate” means, with respect to any Person: (i) any Person directly or indirectly owning, controlling or holding with power to vote ten percent (10%) or more of the outstanding voting securities of such other Person (other than passive or institutional investors); (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; and (iv) any officer, director or partner of such other Person. “Control” for the foregoing purposes shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York, are required or authorized to be closed.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral Documents” mean the Exhibits and any other documents, instruments and certificates to be executed and delivered by the Parties hereunder or there under.

“Commission” means the Securities and Exchange Commission or any Regulatory Authority that succeeds to its functions.

“Effective Time” means, the moment in time when the shares of the ARMV are exchanged for the shares of BIHC.

“Encumbrance” means any material mortgage, pledge, lien, encumbrance, charge, security interest, security agreement, conditional sale or other title retention agreement, limitation, option, assessment, restrictive agreement, restriction, adverse interest, restriction on transfer or exception to or material defect in title or other ownership interest (including restrictive covenants, leases and licenses).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations there under.

“Exchange Shares” means the issued and outstanding common shares of BIHC (the “BIHC Shares”), exchanged by the Shareholder to ARMV, for 6,000,000 shares of Common Stock of ARMV (the “ARMV Shares”).

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

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“Legal Requirement” means any statute, ordinance, law, rule, regulation, code, injunction, judgment, order, decree, ruling, or other requirement enacted, adopted or applied by any Regulatory Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

“Losses” shall mean all damages, awards, judgments, assessments, fines, sanctions, penalties, charges, costs, expenses, payments, diminutions in value and other losses, however suffered or characterized, all interest thereon, all costs and expenses of investigating any claim, lawsuit or arbitration and any appeal there from, all actual attorneys’, accountants’ investment bankers’ and expert witness’ fees incurred in connection therewith, whether or not such claim, lawsuit or arbitration is ultimately defeated and, subject to Section 9.4, all amounts paid incident to any compromise or settlement of any such claim, lawsuit or arbitration.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Material Adverse Effect” means a material adverse effect on (i) the assets, Liabilities, properties or business of the Parties, (ii) the validity, binding effect or enforceability of this Agreement or the Collateral Documents or (iii) the ability of any Party to perform its obligations under this Agreement and the Collateral Documents; provided, however, that none of the following shall constitute a Material Adverse Effect on ARMV: (i) the filing, initiation and subsequent prosecution, by or on behalf of Shareholder of any Party, of litigation that challenges or otherwise seeks damages with respect to the Share Exchange, this Agreement and/or transactions contemplated thereby or hereby, (ii) occurrences due to a disruption of a Party’s business as a result of the announcement of the execution of this Agreement or Changes caused by the taking of action required by this Agreement, (iii) general economic conditions, or (iv) any Changes generally affecting the industries in which a Party operates.

“Permit” means any license, permit, consent, approval, registration, authorization, qualification or similar right granted by a Regulatory Authority.

“Permitted Liens” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings; (ii) rights reserved to any Regulatory Authority to regulate the affected property; (iii) statutory liens of banks and rights of set off; (iv) as to leased assets, interests of the lessors and sub-lessors thereof and liens affecting the interests of the lessors and sub-lessors thereof; (v) inchoate material men’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business; (vi) liens incurred or deposits made in the ordinary course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by ARMV, in the ordinary course and not interfering in any material respect with the ordinary course of the business of ARMV; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reversion, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, under any contract or otherwise, that do not, individually or in the aggregate, materially and adversely affect or impair the value or use thereof as it is currently being used in the ordinary course.

“Person” means any natural person, corporation, partnership, trust, unincorporated organization, association, Limited Liability Company, Regulatory Authority or other entity.

“Regulatory Authority” means: (i) the United States of America; (ii) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like); (iii) Canada and any other foreign (as to the United States of America) sovereign entity and any political subdivision thereof; or (iv) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

“Representative” means any director, officer, employee, agent, consultant, advisor or other representative of a Person, including legal counsel, accountants and financial advisors.

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“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations there under.

“ARMV Business” means the business conducted by ARMV.

“ARMV Common Stock” means the common shares of ARMV.

“Subsidiary” of a specified Person means (a) any Person if securities having ordinary voting power (at the time in question and without regard to the happening of any contingency) to elect a majority of the directors, trustees, managers or other governing body of such Person are held or controlled by the specified Person or a Subsidiary of the specified Person; (b) any Person in which the specified Person and its subsidiaries collectively hold a fifty percent (50%) or greater equity interest; (c) any partnership or similar organization in which the specified Person or subsidiary of the specified Person is a general partner; or (d) any Person the management of which is directly or indirectly controlled by the specified Person and its Subsidiaries through the exercise of voting power, by contract or otherwise.

“Tax” means any U.S. or non U.S. federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, intangible property, recording, occupancy, sales, use, transfer, registration, value added minimum, estimated or other tax of any kind whatsoever, including any interest, additions to tax, penalties, fees, deficiencies, assessments, additions or other charges of any nature with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or credit or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means regulations promulgated by the U.S. Treasury Department under the Code.

ARTICLE II

THE SHARE EXCHANGE

II.1        Share Exchange. In accordance with and subject to the provisions of this Agreement and the Nevada Revised Statutes (the “Code”), at the Effective Time, BIHC shall become a wholly-owned subsidiary of ARMV, and ARMV shall be its only shareholder and shall continue in its existence with one owner, ARMV, until a merger, if any. Pursuant to the Share Exchange, the Shareholder is relinquishing all of its 10,000 BIHC common shares, constituting all issued and outstanding shares of BIHC (the “BIHC Shares”), and is acquiring 6,000,000 ARMV Shares, representing 49% of the outstanding Common Stock of ARMV.

II.2        Stock Transfer Books. Effective immediately after the Share Exchange, the stock transfer books of BIHC shall be closed for this transaction.

II.3        Restriction on Transfer. The Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Share Exchange Shares or any available exemption from registration under the Act, the Share Exchange Shares must be held indefinitely. The Parties are aware that the Share Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about ARMV.

II.4        Restrictive Legend. All certificates representing the Exchange Shares shall contain an appropriate restrictive legend.

II.5        Closing. The closing of the transactions contemplated by this Agreement and the Collateral Documents (the “Closing”) shall take place via conference call at the offices of McMurdo law Group, LLC, 1185 Avenue of the Americas, 3rd Floor, NY 10036, or at such other location as the parties may agree.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ARMV

ARMV represents and warrants to the Shareholder that the statements contained in this ARTICLE III are correct and complete as of the date of this Agreement and, except as provided in Section 7.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE III, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for Changes contemplated or permitted by this Agreement).

III.1        Organization and Qualification. ARMV is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization. ARMV has all requisite power and authority to own, lease and use its assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. ARMV is duly qualified or licensed to do business in and is in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it make such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed would not have a Material Adverse Effect on ARMV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of ARMV to perform its obligations under this Agreement or any of the Collateral Documents.

III.2        Capitalization.

(a)           The authorized capital stock and other ownership interests of ARMV, a Nevada corporation, consists of 75,000,000 common shares of Common Stock, of which 6,240,000 were issued and outstanding as of October 31, 2022. All of the outstanding ARMV Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

(b)           Other than what has been described herein or in ARMV’s filings via EDGAR, there are no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require ARMV to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests (collectively “Options”).

(c)           All of the issued and outstanding shares of ARMV Common Stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable and have been issued in compliance with applicable securities laws and other applicable Legal Requirements or transfer restrictions under applicable securities laws.

III.3        Authority and Validity. ARMV has all requisite corporate power to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement (subject to the receipt of any necessary consents, approvals, authorizations or other matters referred to herein). The execution and delivery by ARMV of, the performance by ARMV of its obligations under, and the consummation by ARMV of the transactions contemplated by, this Agreement have been duly authorized by all requisite action of ARMV (subject to the approval of ARMV Shareholder as contemplated herein). This Agreement has been duly executed and delivered by ARMV and (assuming due execution and delivery by the Shareholder and approval by ARMV Shareholder) is the legal, valid and binding obligation of ARMV, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery of the Collateral Documents by each Person (other than by the Shareholder) that is required by this Agreement to execute, or that does execute, this Agreement or any of the Collateral Documents, and assuming due execution and delivery thereof by the Shareholder, the Collateral Documents will be the legal, valid and binding obligations of ARMV, enforceable against ARMV in accordance with their respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

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III.4        No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by ARMV of this Agreement and the Collateral Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of ARMV under, or result in the creation or imposition of any Encumbrance upon ARMV, ARMV assets, ARMV Business or ARMV Common Stock by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of ARMV or any Subsidiary of ARMV, (ii) any material contract, agreement, lease, indenture or other instrument to which ARMV is a party or by or to which ARMV, or the assets may be bound or subject and a violation of which would result in a Material Adverse Effect on ARMV, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to ARMV or (iv) any Permit of ARMV, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on ARMV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of ARMV to perform its obligations under this Agreement or any of the Collateral Documents.

III.5        Consents and Approvals. Except for requirements described in Schedule 3.5, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by ARMV in connection with the execution, delivery and performance by ARMV of this Agreement or any Collateral Document or for the consummation by ARMV of the transactions contemplated hereby or thereby, except to the extent the failure to obtain any such consent, approval, authorization or order or to make any such registration or filing would not have a Material Adverse Effect on ARMV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of ARMV to perform its obligations under this Agreement or any of the Collateral Documents.

III.6        Intellectual Property. ARMV warrants that it has good title to or the right to use all material company intellectual property rights and all material inventions, processes, designs, formulae, trade secrets and know how necessary for the operation of ARMV Business without the payment of any royalty or similar payment.

III.7        Compliance with Legal Requirements. ARMV has operated its business in compliance with all Legal Requirements applicable to ARMV except to the extent the failure to operate in compliance with all material Legal Requirements would not have a Material Adverse Effect on ARMV or Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

III.8        Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to ARMV, ARMV Business or ARMV assets and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to ARMV’s knowledge, threatened that, if adversely determined, would have a Material Adverse Effect on ARMV or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents, except as noted in the Company’s financial statements published on OTC Markets or documented by ARMV to the Shareholder.

III.9        Taxes. To the best of ARMV’s knowledge, ARMV has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Regulatory Authority, and has paid all taxes required to be paid in respect thereof except where such failure would not have a Material Adverse Effect on ARMV, except where, if not filed or paid, the exception(s) have been documented by ARMV to the Shareholder.

III.10       Books and Records. The books and records of ARMV accurately and fairly represent ARMV Business and its results of operations in all material respects.

III.11       Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by ARMV and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither ARMV, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

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III.12       Disclosure. No representation or warranty of ARMV in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by ARMV pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

III.13       No Undisclosed Liabilities. ARMV is not subject to any material liability (including unasserted claims), absolute or contingent, which is not shown or which is in excess of amounts shown or reserved for in the balance sheet as of October 31, 2022, other than liabilities of the same nature as those set forth in ARMV’s financial statements and reasonably incurred in the ordinary course of its business after October 31, 2022.

III.14       Disclosed Liabilities. All liabilities disclosed by ARMV shall be paid from ARMV’s accounts receivable when and as is due. Any Liabilities, disclosed or undisclosed, shall be the sole obligation of ARMV.

III.15       Absence of Certain Changes. Since October 31, 2022, ARMV has not: (a) suffered any material adverse change in its financial condition, assets, liabilities or business; (b) contracted for or paid any capital expenditures; (c) incurred any indebtedness or borrowed money, issued or sold any debt or equity securities, declared any dividends or discharged or incurred any liabilities or obligations except in the ordinary course of business as heretofore conducted; (d) mortgaged, pledged or subjected to any lien, lease, security interest or other charge or encumbrance any of its properties or assets; (e) paid any material amount on any indebtedness prior to the due date, forgiven or cancelled any material amount on any indebtedness prior to the due date, forgiven or cancelled any material debts or claims or released or waived any material rights or claims; (f) suffered any damage or destruction to or loss of any assets (whether or not covered by insurance); (g) acquired or disposed of any assets or incurred any liabilities or obligations; (h) made any payments to its affiliates or associates or loaned any money to any person or entity; (i) formed or acquired or disposed of any interest in any corporation, partnership, limited liability company, joint venture or other entity; (j) entered into any employment, compensation, consulting or collective bargaining agreement or any other agreement of any kind or nature with any person. Or group, or modified or amended in any respect the terms of any such existing agreement; (k) entered into any other commitment or transaction or experience any other event that relates to or affect in any way this Agreement or to the transactions contemplated hereby, or that has affected, or may adversely affect ARMV Business, operations, assets, liabilities or financial condition; or (1) amended its Articles of Incorporation or By-laws, except as otherwise contemplated herein.

III.16       Contracts. A true and complete list of all contracts, agreements, leases, commitments or other understandings or arrangements, written or oral, express or implied, to which ARMV is a party or by which it or any of its property is bound or affected requiring payments to or from, or incurring of liabilities by, ARMV in excess of $10,000 (the “Contracts”). ARMV has complied with and performed, in all material respects, all of its obligations required to be performed under and is not in default with respect to any of the Contracts, as of the date hereof, nor has any event occurred which has not been cured which, with or without the giving of notice, lapse of time, or both, would constitute a default in any respect there under. To the best knowledge of ARMV, no other party has failed to comply with or perform, in all material respects, any of its obligations required to be performed under or is in material default with respect to any such Contracts, as of the date hereof, nor has any event occurred which, with or without the giving of notice, lapse of time or both, would constitute a material default in any respect by such party there under. ARMV knows of and has no reason to believe that there are any facts or circumstances which would make a material default by any party to any contract or obligation likely to occur subsequent to the date hereof.

III.17       Permits and Licenses. ARMV has all certificates of occupancy, rights, permits, certificates, licenses, franchises, approvals and other authorizations as are reasonably necessary to conduct its business and to own, lease, use, operate and occupy its assets, at the places and in the manner now conducted and operated, except those the absence of which would not materially adversely affect its business. ARMV has not received any written or oral notice or claim pertaining to the failure to obtain any material permit, certificate, license, approval or other authorization required by any federal, state or local agency or other regulatory body, the failure of which to obtain would materially and adversely affect its business.

III.18       Assets Necessary to Business. ARMV owns or leases all properties and assets, real, personal, and mixed, tangible and intangible, and is a party to all licenses, permits and other agreements necessary to permit it to carry on its business as presently conducted.

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III.19       Labor Agreements and Labor Relations. ARMV has no collective bargaining or union contracts or agreements. ARMV is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practices; there are no charges of discrimination or unfair labor practice charges” or complaints against ARMV pending or threatened before any governmental or regulatory agency or authority; and, there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or affecting ARMV.

III.20       Employment Arrangements. ARMV has no employment or consulting agreements or arrangements, written or oral, which are not terminable at the will of ARMV, or any pension, profit-sharing, option, other incentive plan, or any other type of employment benefit plan as defined in ERISA or otherwise, or any obligation to or customary arrangement with employees for bonuses, incentive compensation, vacations, severance pay, insurance or other benefits. No employee of ARMV is in violation of any employment agreement or restrictive covenant.

III.21       Filings. ARMV is not subject to filings required by the Exchange Act of 1934, as amended.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BIHC AND THE SHAREHOLDER

BIHC and the Shareholder, where applicable, represent and warrant to ARMV that the statements contained in this ARTICLE IV are correct and complete as of the date of this Agreement and, except as provided in Section 8.1, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ARTICLE IV, except in the case of representations and warranties stated to be made as of the date of this Agreement or as of another date and except for Changes contemplated or permitted by the Agreement).

IV.1 Organization and Qualification. BIHC has all requisite power and authority to own, lease and use BIHC’s assets as they are currently owned, leased and used and to conduct its business as it is currently conducted. BIHC is duly qualified or licensed to do business in and are each in good standing in each jurisdiction in which the character of the properties owned, leased or used by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a Material Adverse Effect on BIHC or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of BIHC or the Shareholder to perform their obligations under this Agreement or any of the Collateral Documents.

IV.2       Capitalization.

(a)           The authorized capital stock of BIHC is 10,000 common shares. All 10,000 outstanding shares of BIHC are owned by the Shareholder. BIHC has no shares of preferred stock authorized. The shares of BIHC common stock are duly issued and outstanding, and have been duly authorized, validly issued and outstanding and fully paid and non-assessable, which shares are Exchanged hereby, as above provided.

(b)           There no outstanding or authorized options, warrants, purchase rights, preemptive rights or other contracts or commitments that could require BIHC or any of its Subsidiaries to issue, sell, or otherwise cause to become outstanding any of its capital stock or other ownership interests.

(c)           All of the issued and outstanding shares of the BIHC capital stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable (with respect to Subsidiaries that are corporations) and have been issued in compliance with applicable securities laws and other applicable Legal Requirements.

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IV.3        Authority and Validity. BIHC and the Shareholder have all requisite power to execute and deliver to perform its or their obligations under, and to consummate the transactions contemplated by, this Agreement and the Collateral Documents. The execution and delivery by BIHC and the Shareholder and the performance by BIHC and the Shareholder of their obligations under, and the consummation by BIHC and the Shareholder of the transactions contemplated by, this Agreement and the Collateral Documents have been duly authorized by all requisite action of BIHC and the Shareholder. This Agreement has been duly executed and delivered (assuming due execution and delivery by BIHC and the Shareholder) is the legal, valid and binding obligation of the Shareholder, enforceable in accordance with its terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles. Upon the execution and delivery by BIHC and the Shareholder of the Collateral Documents to which it is a party, if any, and assuming due execution and delivery thereof by the other parties thereto, the Collateral Documents will be the legal, valid and binding obligations, enforceable in accordance with their respective terms except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

IV.4        No Breach or Violation. Subject to obtaining the consents, approvals, authorizations, and orders of and making the registrations or filings with or giving notices to Regulatory Authorities and Persons identified herein, the execution, delivery and performance by BIHC or the Shareholder of this Agreement and the Collateral Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby in accordance with the terms and conditions hereof and thereof, do not and will not conflict with, constitute a violation or breach of, constitute a default or give rise to any right of termination or acceleration of any right or obligation of the Shareholder under, or result in the creation or imposition of any Encumbrance upon the property of the Shareholder by reason of the terms of (i) the articles of incorporation, by laws or other charter or organizational document of BIHC, (ii) any contract, agreement, lease, indenture or other instrument to which any the Shareholder or BIHC are a party or by or to which the Shareholder or BIHC or their property may be bound or subject and a violation of which would result in a Material Adverse Effect on the Shareholder or BIHC taken as a whole, (iii) any order, judgment, injunction, award or decree of any arbitrator or Regulatory Authority or any statute, law, rule or regulation applicable to the Shareholder or BIHC or (iv) any Permit of BIHC or subsidiary, which in the case of (ii), (iii) or (iv) above would have a Material Adverse Effect on BIHC or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of the Shareholder or BIHC to perform their obligations hereunder or there under.

IV.5        Consents and Approvals. Except for requirements under applicable United States or state securities laws, no consent, approval, authorization or order of, registration or filing with, or notice to, any Regulatory Authority or any other Person is necessary to be obtained, made or given by BIHC or the Shareholder in connection with the execution, delivery and performance by them of this Agreement or any Collateral Documents or for the consummation by them of the transactions contemplated hereby or thereby, except to the extent the failure to obtain such consent, approval, authorization or order or to make such registration or filings or to give such notice would not have a Material Adverse Effect on BIHC or the Shareholder, in the aggregate, or a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents or the ability of BIHC or the Shareholder to perform their obligations under this Agreement or any of the Collateral Documents.

IV.6        Compliance with Legal Requirements. BIHC’s business has operated in compliance with all material Legal Requirements including, without limitation, the Securities Act applicable to BIHC, except to the extent the failure to operate in compliance with all material Legal Requirements, would not have a Material Adverse Effect on BIHC or a Material Adverse Effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.7        Litigation. There are no outstanding judgments or orders against or otherwise affecting or related to BIHC, or the business or assets; and there is no action, suit, complaint, proceeding or investigation, judicial, administrative or otherwise, that is pending or, to the best knowledge of either of the Shareholder, threatened that, that has not been disclosed and if adversely determined, would have a material adverse effect on the validity, binding effect or enforceability of this Agreement or the Collateral Documents.

IV.8        Ordinary Course. Since the date of its most recent balance sheet, dated October 31, 2022, there has not been any occurrence, event, incident, action, failure to act or transaction involving BIHC, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on BIHC.

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IV.9        Assets and Liabilities. As of the date of this Agreement, neither BIHC nor any of its Subsidiaries has any assets or liability, except for the assets and liabilities disclosed in the balance sheet disclosed to ARMV through the date hereof.

IV.10       Taxes. BIHC, and any Subsidiaries, has duly and timely filed in proper form all Tax Returns for all Taxes required to be filed with the appropriate Governmental Authority, except where such failure to file would not have a Material Adverse Effect on BIHC.

IV.11       Books and Records. The books and records of BIHC and any Subsidiaries accurately and fairly represent BIHC’s business and its results of operations in all material respects. All accounts receivable and inventory of BIHC’s business are reflected properly on such books and records in all material respects.

IV.12       Financial and Other Information. To the knowledge of the Shareholder, BIHC’s financial statements do not contain (directly or by incorporation by reference) any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein (or incorporated therein by reference), in light of the circumstances under which they were or will be made, not misleading.

IV.13       Brokers or Finders. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by BIHC and/or its Affiliates/Representatives in connection with the transactions contemplated by this Agreement, neither BIHC, nor any of its Affiliates/Representatives have incurred any obligation to pay any brokerage or finder’s fee or other commission in connection with the transaction contemplated by this Agreement.

IV.14       Disclosure. No representation or warranty of BIHC, BIHC, or the Shareholder in this Agreement or in the Collateral Documents and no statement in any certificate furnished or to be furnished by BIHC or the Shareholder pursuant to this Agreement contained, contains or will contain on the date such agreement or certificate was or is delivered, or on the Closing Date, any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

IV.15       Filings. BIHC is not subject to filings required by the Securities Act of 1933, as amended, and the Exchange Act of 1934, as amended.

IV.16       Conduct of Business. Prior to the Closing Date, BIHC shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of ARMV, except in the regular course of business. Except as otherwise provided herein, BIHC shall not amend its Articles of Incorporation or By-Laws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount or enter into any other transaction other than in the regular course of business.

ARTICLE V

COVENANTS OF ARMV

Between the date of this Agreement and the Closing Date:

V.1       Additional Information. ARMV shall provide to the Shareholder and her Representatives such financial, operating and other documents, data and information relating to ARMV, ARMV Business and ARMV’s assets and liabilities, as the Shareholder or her Representatives may reasonably request. In addition, ARMV shall take all action necessary to enable the Shareholder and their Representatives to review, inspect and review ARMV Assets, ARMV Business and Liabilities of ARMV and discuss them with ARMV’s officers, employees, independent accountants, customers, licensees, and counsel. Notwithstanding any investigation that the Shareholder may conduct of ARMV, ARMV Business, ARMV’s assets and the liabilities of ARMV, the Shareholder may fully rely on ARMV’s warranties, covenants and indemnities set forth in this Agreement.

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V.2       Consents and Approvals. As soon as practicable after execution of this Agreement, ARMV shall use commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give any notice to, any Regulatory Authority or Person as is required to be obtained, made or given by ARMV to consummate the transactions contemplated by this Agreement and the Collateral Documents.

V.3       Non-circumvention. It is understood that in connection with the transactions contemplated hereby, ARMV will not, and it will cause its directors, officers, employees, agents and representatives not to attempt, directly or indirectly, (i) to contact any party introduced to it by the Shareholder, or (ii) deal with, or otherwise become involved in any transaction with any party which has been introduced to it by the Shareholder, without the express written permission of the introducing party. Any violation of the covenant shall be deemed an attempt to circumvent the Shareholder, and the party so violating this covenant shall be liable for damages in favor of the circumvented party.

V.4       No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, ARMV will not nor will it authorize or permit any of its officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any nonpublic information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

V.5       Notification of Adverse Change. ARMV shall promptly notify the Shareholder of any material adverse change in the condition (financial or otherwise) of ARMV.

V.6       Notification of Certain Matters. ARMV shall promptly notify the Shareholder of any fact, event, circumstance or action known to it that is reasonably likely to cause ARMV to be unable to perform any of its covenants contained herein or any condition precedent in ARTICLE VII not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to the Shareholder pursuant to this Agreement or the existence or occurrence of which would cause any of ARMV’s representations or warranties under this Agreement not to be correct and/or complete. ARMV shall give prompt written notice to the Shareholder of any adverse development causing a breach of any of the representations and warranties in ARTICLE III as of the date made.

V.7       The Company Disclosure Schedule. For purposes of determining the satisfaction of any of the conditions to the obligations of the Shareholder in ARTICLE VII, ARMV disclosures shall be deemed to include only (a) the information contained therein on the date of this Agreement and (b) information provided by written supplements delivered prior to Closing by ARMV that (i) are accepted in writing by a majority of the Shareholder, or (ii) reflect actions taken or events occurring after the date hereof prior to Closing.

V.8       State Statutes. ARMV and its Board of Directors shall, if any state takeover statute or similar law is or becomes applicable to the Share Exchange, this Agreement or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Share Exchange and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Share Exchange, this Agreement and the transactions contemplated hereby.

V.9       Conduct of Business. Prior to the Closing Date, ARMV shall conduct its business in the normal course, and shall not sell, pledge, or assign any assets, without the prior written approval of the Shareholder, except in the regular course of business. Except as otherwise provided herein, ARMV shall not amend its Articles of Incorporation or Bylaws, declare dividends, redeem or sell stock or other securities, acquire or dispose of fixed assets, change employment terms, enter into any material or long-term contract, guarantee obligations of any third party, settle or discharge any material balance sheet receivable for less than its stated amount, pay more on any liability than its stated amount, or enter into any other transaction other than in the regular course of business.

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V.10       Filings. Until closing, ARMV will timely file all reports and other documents relating to the operation of ARMV required to be filed, which reports and other documents do not and will not contain any misstatement of a material fact, and do not and will not omit any material fact necessary to make the statements therein not misleading.

ARTICLE VI

COVENANTS OF THE SHAREHOLDER AND BIHC

Between the date of this Agreement and the Closing Date,

VI.1       Additional Information. The Shareholder shall provide to ARMV and its Representatives such financial, operating and other documents, data and information relating to BIHC, the BIHC business and the BIHC’s assets and the liabilities of the BIHC and its Subsidiaries, as ARMV or its Representatives may reasonably request. In addition, the Shareholder shall take all action necessary to enable ARMV and its Representatives to review and inspect the BIHC assets, the BIHC business and the liabilities of BIHC and discuss them with ARMV’s officers, employees, independent accountants and counsel. Notwithstanding any investigation that ARMV may conduct of BIHC, the BIHC business, the BIHC’s assets and the liabilities of the BIHC, ARMV may fully rely on the Shareholder’s warranties, covenants and indemnities set forth in this Agreement.

VI.2       No Solicitations. From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to ARTICLE X, the Shareholder will not nor will she authorize or permit any of BIHC’s officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by it, directly or indirectly, (i) solicit or initiate the making, submission or announcement of any other acquisition proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any other acquisition proposal, (iii) engage in discussions with any Person with respect to any other acquisition proposal, except as to the existence of these provisions, (iv) approve, endorse or recommend any other acquisition proposal or (v) enter into any letter of intent or similar document or any contract agreement or commitment contemplating or otherwise relating to any other acquisition proposal.

VI.3       Notification of Adverse Change. The Shareholder shall promptly notify ARMV of any material adverse Change in the condition (financial or otherwise) of BIHC.

VI.4       Consents and Approvals. As soon as practicable after execution of this Agreement, BIHC and the Shareholder shall use his commercially reasonable efforts to obtain any necessary consent, approval, authorization or order of, make any registration or filing with or give notice to, any Regulatory Authority or Person as is required to be obtained, made or given by BIHC or the Shareholder to consummate the transactions contemplated by this Agreement and the Collateral Documents.

VI.5       Notification of Certain Matters. The Shareholder shall promptly notify ARMV of any fact, event, circumstance or action known to them that is reasonably likely to cause BIHC to be unable to perform any of its covenants contained herein or any condition precedent if not to be satisfied, or that, if known on the date of this Agreement, would have been required to be disclosed to ARMV pursuant to this Agreement or the existence or occurrence of which would cause the Shareholder’ representations or warranties under this Agreement not to be correct and/or complete. The Shareholder shall give prompt written notice to ARMV of any adverse development causing a breach of any of the representations and warranties in ARTICLE IV.

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ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF BIHC AND THE SHAREHOLDER

All obligations of BIHC and the Shareholder under this Agreement shall be subject to the fulfillment at or prior to Closing of each of the following conditions, it being understood that the Parties may, in their sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VII.1       Accuracy of Representations. All representations and warranties of ARMV contained in this Agreement, the Collateral Documents and any certificate delivered by any of ARMV at or prior to Closing shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for Changes contemplated or permitted by this Agreement.

VII.2       Covenants. ARMV shall, in all material respects, have performed and complied with each of the covenants, obligations and agreements contained in this Agreement and the Collateral Documents that are to be performed or complied with by them at or prior to Closing.

VII.3       Consents and Approvals. All consents, approvals, permits, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VII.4       Delivery of Documents. ARMV shall have delivered, or caused to be delivered, to the Shareholder the following documents:

(i)          Copies of ARMV articles of incorporation and bylaws and resolutions of the board of directors of ARMV authorizing the execution of this Agreement and the Collateral Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(ii)          Such other documents and instruments as the Shareholder may reasonably request: (A) to evidence the accuracy of ARMV’s representations and warranties under this Agreement, the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by ARMV of, or the compliance by ARMV with, any covenant, obligation, condition and agreement to be performed or complied with by ARMV under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

VII.5       No Material Adverse Change. Since the date hereof, there shall have been no material adverse change in ARMV’s Assets, the ARMV Business or the financial condition or operations of ARMV, taken as a whole.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF ARMV

All obligations of ARMV under this Agreement shall be subject to the fulfillment at or prior to Closing of the following conditions, it being understood that ARMV may, in its sole discretion, to the extent permitted by applicable Legal Requirements, waive any or all of such conditions in whole or in part.

VIII.1       Accuracy of Representations. All representations and warranties of BIHC and the Shareholder contained in this Agreement and the Collateral Documents and any other document, instrument or certificate delivered by BIHC or the Shareholder at or prior to the Closing shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for representations and warranties expressly stated to be made as of the date of this Agreement or as of another date other than the Closing Date and except for Changes contemplated or permitted by this Agreement.

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VIII.2       Covenants. BIHC and the Shareholder shall, in all material respects, have performed and complied with each obligation, agreement, covenant and condition contained in this Agreement and the Collateral Documents and required by this Agreement and the Collateral Documents to be performed or complied with by the Shareholder at or prior to Closing.

VIII.3       Consents and Approvals. All consents, approvals, authorizations and orders required to be obtained from, and all registrations, filings and notices required to be made with or given to, any Regulatory Authority or Person as provided herein.

VIII.4       Delivery of Documents. BIHC and the Shareholder shall have executed and delivered, or caused to be executed and delivered, to ARMV the following documents:

Documents and instruments as ARMV may reasonably request: (A) to evidence the accuracy of the representations and warranties of the Shareholder and BIHC under this Agreement and/or the Collateral Documents and any documents, instruments or certificates required to be delivered hereunder; (B) to evidence the performance by the Shareholder of, or the compliance by the Shareholder with, any covenant, obligation, condition and agreement to be performed or complied with by the Shareholder under this Agreement and the Collateral Documents; or (C) to otherwise facilitate the consummation or performance of any of the transactions contemplated by this Agreement and the Collateral Documents.

VIII.5       No Material Adverse Change. There shall have been no material adverse change in the business, financial condition or operations of BIHC and its Subsidiaries taken as a whole.

VIII.6       No Litigation. No action, suit or proceeding shall be pending or threatened by or before any Regulatory Authority and no Legal Requirement shall have been enacted, promulgated or issued or deemed applicable to any of the transactions contemplated by this Agreement and the Collateral Documents that would: (i) prevent consummation of any of the transactions contemplated by this Agreement and the Collateral Documents; (ii) cause any of the transactions contemplated by this Agreement and the Collateral Documents to be rescinded following consummation; or (iii) have a Material Adverse Effect on BIHC.

ARTICLE IX

INDEMNIFICATION

IX.1       Indemnification by ARMV. ARMV shall indemnify, defend and hold harmless (i) the Shareholder, (ii) any the Shareholder’s assigns and successors in interest to ARMV Shares, and (iii) each of the Shareholder, members, partners, directors, officers, managers, employees, agents, attorneys and representatives, from and against any and all Losses which may be incurred or suffered by any such party and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of ARMV contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.2       Indemnification by the Shareholder. BIHC and the Shareholder shall indemnify, defend and hold harmless ARMV from and against any and all Losses which may be incurred or suffered by any such party hereto and which may arise out of or result from any breach of any material representation, warranty, covenant or agreement of the Shareholder contained in this Agreement. All claims to be assorted hereunder must be made for the first anniversary of the Closing.

IX.3       Notice to Indemnifying Party. If any party (the “Indemnified Party”) receives notice of any claim or other commencement of any action or proceeding with respect to which any other party (or parties) (the “Indemnifying Party”) is obligated to provide indemnification pursuant to Sections 9.1 or 9.2, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof, which notice shall specify in reasonable detail, if known, the amount or an estimate of the amount of the liability arising here from and the basis of the claim. Such notice shall be a condition precedent to any liability of the Indemnifying Party for indemnification hereunder, but the failure of the Indemnified Party to give prompt notice of a claim shall not adversely affect the Indemnified Party’s right to indemnification hereunder unless the defense of that claim is materially prejudiced by such failure. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld or delayed) unless suit shall have been instituted against it and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided in Section 9.4.

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IX.4       Defense by Indemnifying Party. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a party to this Agreement, the Indemnifying Party at its sole cost and expense may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding (i) if it acknowledges to the Indemnified Party in writing its obligations to indemnify the Indemnified Party with respect to all elements of such claim (subject to any limitations on such liability contained in this Agreement) and (ii) if it provides assurances, reasonably satisfactory to the Indemnified Party, that it will be financially able to satisfy such claims in full if the same are decided adversely. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, it may use counsel of its choice to prosecute such defense, subject to the approval of such counsel by the Indemnified Party, which approval shall not be unreasonably withheld or delayed. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense; provided, however, that if the Indemnified Party, in its sole discretion, determines that there exists a conflict of interest between the Indemnifying Party (or any constituent party thereof) and the Indemnified Party, the Indemnified Party (or any constituent party thereof) shall have the right to engage separate counsel, the reasonable costs and expenses of which shall be paid by the Indemnified Party. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall take all steps necessary to pursue the resolution thereof in a prompt and diligent manner. The Indemnifying Party shall be entitled to consent to a settlement of, or the stipulation of any judgment arising from, any such claim or legal proceeding, with the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required from the Indemnified Party if (i) the Indemnifying Party pays or causes to be paid all Losses arising out of such settlement or judgment concurrently with the effectiveness thereof (as well as all other Losses theretofore incurred by the Indemnified Party which then remain unpaid or unreimbursed), (ii) in the case of a settlement, the settlement is conditioned upon a complete release by the claimant of the Indemnified Party and (iii) such settlement or judgment does not require the encumbrance of any asset of the Indemnified Party or impose any restriction upon its conduct of business.

ARTICLE X

TERNIXONATION

X.1       Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to it being fully executed, or thereafter:

(a)             by mutual written agreement of the Shareholder and ARMV hereto duly authorized by action taken by or on behalf of the respective Boards of Directors; or

(b)             by any of ARMV or the Shareholder upon notification to the non-terminating party by the terminating party:

(i)             if the terminating party is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement such that the conditions will not be satisfied; provided, however, that if such breach is curable by the non-terminating party and such cure is reasonably likely to be completed prior to the Closing Date; or

(ii)             if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued an order making illegal or otherwise permanently restricting, preventing or otherwise prohibiting the Share Exchange and such order shall have become final.

(c)             Effect of Termination. If this Agreement is validly terminated by either ARMV or the Shareholder pursuant to Section 10.1, this Agreement will forthwith become null and void and there will be no liability or obligation on the part of the parties hereto, except that nothing contained herein shall relieve any party hereto from liability for willful breach of its representations, warranties, covenants or agreements contained in this Agreement.

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ARTICLE XI

MISCELLANEOUS

XI.1       Parties Obligated and Benefited. This Agreement shall be binding upon the Parties and their respective successors by operation of law and shall inure solely to the benefit of the Parties and their respective successors by operation of law, and no other Person shall be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other Party, no Party may assign this Agreement or the Collateral Documents or any of its rights or interests or delegate any of its duties under this Agreement or the Collateral Documents.

XI.2       Publicity. All press release shall be joint press releases between ARMV and BIHC and each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Share Exchange and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Regulatory Authorities (including any national securities inter dealer quotation service) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities inter dealer quotation service.

XI.3       Notices. Any notices and other communications required or permitted hereunder shall be in writing and shall be effective upon delivery by hand or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one or the other means specified in this Section as promptly as practicable thereafter). Notices shall be addressed as follows:

If to the Shareholder or BIHC:	Wenflor International Inc. 3845 Boulevard International Business Park Panama Pacifico, Suite,14, Rousseau, Panamá, Republic of Panama WCG4+QX4 Attention: Kristina Chams

If to ARMV:	ARMA Services, Inc. 7260 West Azure Drive, Suite 140-920 Las Vegas, Nevada 89130 Attention: Eric Nixon

XI.4       Addresses. Any Party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section.

XI.5       Attorneys’ Fees. In the event of any action or suit based upon or arising out of any alleged breach by any Party of any representation, warranty, covenant or agreement contained in this Agreement or the Collateral Documents, the prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs of such action or suit from the other Party.

XI.6       Headings. The Article and Section headings of this Agreement are for convenience only and shall not constitute a part of this Agreement or in any way affect the meaning or interpretation thereof.

XI.7       Choice of Law. This Agreement and the rights of the Parties under it shall be governed by and construed in all respects in accordance with the laws of the State of Nevada, without giving effect to any choice of law provision or rule.

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XI.8       Rights Cumulative. All rights and remedies of each of the Parties under this Agreement shall be cumulative, and the exercise of one or more rights or remedies shall not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

XI.9       Further Actions. The Parties shall execute and deliver to each other, from time to time at or after Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

XI.10       Time of the Essence. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act shall be extended to the next succeeding Business Day.

XI.11       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

XI.12       Entire Agreement. This Agreement (including the Exhibits, disclosures made as to ARMV, the BIHC financial statements, the ARMV financial statements, and any other documents, instruments and certificates referred to herein, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the Parties.

XI.13       Survival of Representations and Covenants. Notwithstanding any right of the Shareholder to fully investigate the affairs of ARMV and notwithstanding any knowledge of facts determined or determinable by the Shareholder pursuant to such investigation or right of investigation, the Shareholder shall have the right to rely fully upon the representations, warranties, covenants and agreements of ARMV contained in this Agreement. Each representation, warranty, covenant and agreement of ARMV contained herein shall survive the execution and delivery of this Agreement and the Closing and shall thereafter terminate and expire on the first anniversary of the Closing Date unless, prior to such date, the Shareholder have delivered to ARMV a written notice of a claim with respect to such representation, warranty, covenant or agreement.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated: February 27, 2023

Wenflor International Inc.

By: /s/ Teresa Tattersfield

Name: Teresa Tattersfield

Title: Direct & C.E.O.

/s/ Eric Nixon

Eric Nixon

ARMA Services, Inc.

By: /s/ Eric Nixon

Name: Eric Nixon

Title: Chief Executive Officer

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